Exhibit 21.1

List of Subsidiaries

Embarcadero Europe Ltd.

Advanced Software Technologies, Inc.

Engineering Performance, Inc.

Embarcadero Canada, Ltd

Embarcadero Technologies Australia PTY Ltd